As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-295079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

Post-Effective Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________

VERIFYME, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	6794 (Primary Standard Industrial Classification Code Number)	23-3023677 (IRS Employer Identification Number)

801 International Parkway, Fifth Floor

Lake Mary, FL 32746
(585) 736-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Stedham

Chief Executive Officer

VerifyMe, Inc.

801 International Parkway, Fifth Floor

Lake Mary, FL 32746

(585) 736-9400
(Name, address, including zip code and telephone number, including area code, of agent for service)
___________________

With copies to:
Alexander R. McClean Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 (585) 232-6500	Matthew Shaw Open World Ltd. 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands (345) 516-0628	Gregory P. Rodgers Brittany Ruiz Scott Westhoff Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

___________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒   333-295079

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to Form S-4 amends the Registration Statement on Form S-4 of VerifyMe, Inc. (the “Registrant”) (Registration No. 333-295079), as amended prior to the date hereto, and which was declared effective by the Securities and Exchange Commission on August 12, 2026 (the “Registration Statement”). The Registrant is filing this Amendment as an exhibit only filing for the purposes of replacing Exhibit 10.46: Form of Registration Rights Agreement by and among Open World, Ltd. and GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited, with the executed Registration Rights Agreement filed herewith as Exhibit 10.46. The executed Exhibit 10.46 supersedes and replaces the previously filed Exhibit 10.46 in its entirety. Accordingly, this Amendment consists only of the facing page, the explanatory note, section (a) of Item 21 of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The prospectus and the balance of Part II of the Registration Statement, including section (b) of Item 21 of Part II, are unchanged and have been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibit Index

Exhibit No.	Description
2.1+	Agreement and Plan of Merger dated February 11, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and Open World, Ltd. (incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
2.2***	First Amendment to Agreement and Plan of Merger dated April 13, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and Open World, Ltd.
2.3***	Second Amendment to Agreement and Plan of Merger dated June 4, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and OpenWorld, Ltd.
2.4***	Third Amendment to Agreement and Plan of Merger dated August 10, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and OpenWorld, Ltd.
3.1	Certificate of Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 22, 2020)
3.2	Second Amended Certificate of Designation for Series A Convertible Preferred Stock (incorporated herein by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 18, 2015)
3.3	Certificate of Designation for Series B Convertible Preferred Stock (incorporated herein by reference from Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on June 18, 2015)
3.4	Certificate of Withdrawal of Certificate of Designation for Series C and Series D Convertible Preferred Stock (incorporated herein by reference from Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018)

3.5	Amended and Restated Bylaws of VerifyMe, Inc., as amended through July 8, 2025 (incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025)
3.6***	Form of Amended and Restated Articles of Incorporation of the Combined Company following the Merger
3.7***	Form of Amended and Restated Bylaws of the Combined Company following the Merger
4.1	Form of Common Warrant (incorporated here by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 14, 2025)
5.1***	Opinion of Harter Secrest & Emery LLP
10.1#	Form of Indemnification Agreement (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 18, 2021)
10.2#	Employment Agreement between PeriShip Global, LLC and Fred Volk III, dated April 22, 2022 (incorporated herein by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on April 26, 2022)
10.3#	Employment Agreement between PeriShip Global, LLC and Jack Wang, dated April 22, 2022 (incorporated herein by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on April 26, 2022)
10.4#	Employment Agreement with Adam Stedham, effective June 19, 2023 (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2023)
10.5#+	Amended and Restated Employment Agreement with Adam Stedham dated February 11, 2026 and subject to effectiveness (incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
10.6#+	Employment Agreement with Jennifer Cola dated February 11, 2026 and subject to effectiveness (incorporated herein by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
10.7#	Restricted Stock Unit Award Agreement between the Company and Keith Goldstein dated July 31, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 21, 2023)
10.8#	Restricted Stock Unit Award Agreement between the Company and Margaret Gezerlis dated July 31, 2023 (incorporated herein by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 21, 2023)
10.9#	Restricted Stock Unit Award Agreement between the Company and Adam Stedham dated June 19, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)
10.10#	2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (File No. 333-249520) filed on October 16, 2020)
10.10.1#	First Amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement filed Schedule 14A filed on April 4, 2022)
10.10.2#	Second Amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan (incorporated herein by reference from Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 24, 2023)
10.10.3#	Third Amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan (incorporated herein by reference from Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2024).
10.11#	VerifyMe, Inc. 2021 Stock Purchase Plan (incorporated herein by reference from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 28, 2021)
10.12#	Non-Qualified Stock Option Agreement dated April 17, 2018 between the Company and Patrick White (incorporated herein by reference from Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-234155) filed on October 10, 2019)
10.13#	Amendment to Non-Qualified Stock Option Agreements Non-Plan dated April 16, 2020 between the Company and Patrick White (incorporated herein by reference from Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-237950) filed on May 1, 2020)
10.14#	Form of Restricted Stock Unit Agreement (immediate vesting) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020)
10.15#	Form of Restricted Stock Award Agreement (Employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.16#	Form of Restricted Stock Award Agreement (Non-employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.17#	Form of Restricted Stock Unit Award Agreement (Employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.18#	Form of Restricted Stock Unit Award Agreement (Non-employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.19#	Form of Restricted Stock Unit Award Agreement (Subsidiary Employees) (incorporated herein by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on April 26, 2022)

10.20#	Form of Restricted Stock Unit Award Agreement (performance) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)
10.21	Revolving Line of Credit Note between PeriShip Global LLC and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.22	Guaranty and Suretyship Agreement between VerifyMe, Inc., and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.23	Security Agreement between PeriShip Global LLC and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.24	Security Agreement between VerifyMe, Inc. and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.25	Amended and Restated Loan Agreement between PeriShip Global LLC and PNC Bank, National Association, effective October 31, 2023 (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)
10.26	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank, National Association, effective October 31, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)
10.27	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank National Association effective August 7, 2024 (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024)
10.28	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank, National Association, effective March 28, 2025 (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025)
10.29	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank, National Association, effective December 31, 2025 (incorporated herein by reference from Exhibit 29 to the Company’s Annual Report on Form 10-K filed on March 31, 2026)
10.30	Form of Convertible Subordinated Promissory Note (incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 28, 2023)
10.31	Employee Bonus Plan (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024)
10.32	Consulting Agreement with Pentant LLC effective as of November 15, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024)
10.32.1	First Amendment to Consulting Agreement with Pentant LLC effective June 30, 2024 (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024)
10.33	Form of Inducement Letter Agreement dated January 13, 2025 (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 14, 2025)
10.34	Sales Agreement, dated as of March 6, 2025, between VerifyMe, Inc. and Roth Capital Partners, LLC (incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on March 6, 2025)
10.35+†	Digital Channel Program Agreement (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.36+†	Partner API Access Agreement (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.37	Master Loan Agreement and Promissory Note with ZenCredit Ventures, LLC (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.38	Promissory Note to ZenCredit Ventures, LLC (incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.39	Letter of Intent, dated January 2, 2026, between VerifyMe, Inc. and Open World Ltd.(incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 5, 2026)
10.40+	Form of Company Stockholder Support Agreement dated February 11, 2026 (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
10.41***	Executive Employment Agreement, dated as of May 20, 2026, by and between Matthew Ian Shaw and Open World Inc.
10.42***	Amendment to Consulting Agreement, dated as of May 13, 2026, and that Consulting Agreement, dated as of August 24, 2024, each by and between GM Consulting Group Inc. (on behalf of Gerard Hernandez) and Open World Inc.
10.43***	Amendment to Consulting Agreement, dated as of May 13, 2026, and that Consulting Agreement, dated as of August 1, 2024, each by and between GM Consulting Group Inc. (on behalf of Russel McMeekin) and Open World Inc.
10.44***	Registration Rights Agreement

10.45***	Share Purchase Agreement dated July 24, 2026, by and among Open World, Ltd. and GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited.
10.46*	Registration Rights Agreement, dated July 24, 2026, by and among Open World, Ltd. and GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited.
10.47***	Form of Open World Common Stock Warrant by and among Open World, Ltd. and GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited.
21.1	Subsidiaries of VerifyMe, Inc. (incorporated herein by reference from Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2026)
23.1***	Consent of MaloneBailey, LLP
23.2***	Consent of RSM Cayman Ltd.
23.3***	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
24.1***	Power of Attorney
99.1***	Form of Proxy Card
99.2***	Consent of Newbridge Securities (Fairness Opinion)
99.3***	Consent of Matthew Shaw to be named as a Director
99.4***	Consent of Scott Greenberg to be named as a Director
99.5***	Consent of Chantal Schutz to be named as a Director
99.6***	Consent of Thomas Rossiter to be named as a Director
99.7***	Consent of Raghav Chopra to be named as a Director
101.INS***	XBRL Instance Document. The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH***	Inline XBRL Taxonomy Extension Schema Document.
101.CAL***	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.LAB***	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE***	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
101.DEF***	Inline XBRL Taxonomy Extension Definition Linkbase Document.
107***	Filing Fee Table

* Filed herewith.

*** Filed previously

# Denotes management compensation plan or contract.

+ Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Company will furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

† Certain portions of this exhibit have been omitted (indicated by asterisks) pursuant to Item 601(b) of Regulation S-K of the Securities Act of 1933, as amended, because such omitted information is (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on this 13th day of August, 2026.

VERIFYME, INC.

By:	/s/ Adam Stedham
Adam Stedham
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Stedham	Chief Executive Officer, President and Director	August 13, 2026
Adam Stedham	(Principal Executive Officer)

/s/ Jennifer Cola	Executive Vice President and Chief Financial Officer	August 13, 2026
Jennifer Cola	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	August 13, 2026
Scott Greenberg

*	Director	August 13, 2026
Marshall Geller

*	Director	August 13, 2026
Howard Goldberg

*	Director	August 13, 2026
David Edmonds

*
By:	/s/ Adam Stedham	Attorney-in-Fact	August 13, 2026
Adam Stedham